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                  CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated October 13, 1995, except as to Note 11, which is as of November 22, 1995, and Note 2 which is as of December 8, 1995, relating to the consolidated financial statements of Zoltek Companies, Inc., which appears in such Prospectus.
We also consent to the application of such report to the Financial Statement Schedule for the three years ended September 30, 1995 listed under Item 16(b) of this Registration Statement when such schedule is read in conjunction with the consolidated financial statements referred to in our report. The audits referred to in such report also included this schedule. We also consent to the references to us under the headings "Experts" and "Selected Consolidated Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Consolidated Financial Data."



/s/ Price Waterhouse LLP

PRICE WATERHOUSE LLP

St. Louis, Missouri
July 3, 1996